Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Humanigen, Inc., of our report dated March 27, 2018, relating to the consolidated financial statements of Humanigen, Inc. appearing in the Annual Report on Form 10-K for the year ended December 31, 2017.

/s/ HORNE LLP

Ridgeland, Mississippi
April 18, 2018